EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Auris Medical Holding AG (formerly Auris Medical AG):

We consent to the use of our report dated March 18, 2014, with respect to the consolidated statements of financial position of Auris Medical AG and subsidiaries as of December 31, 2013, 2012 and January 1, 2012, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows, for each of the years in the two-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG AG

/s/ Martin Rohrbach	/s/ Charles Errico
Martin Rohrbach	Charles Errico

Zurich, Switzerland

August 5, 2014